Exhibit 10.44

1999 OUTSIDE DIRECTORS STOCK OPTION PLAN –

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (“Agreement”) has been executed this      day of            , 20   , by and between ITT Educational Services, Inc., a Delaware corporation (the “Company”),                         , an Eligible Director of the Company (the “Optionee”), and sets forth the rights and obligations of the parties hereto with respect to a Non-Qualified Stock Option granted under the Company’s Outside Directors Stock Option Plan (the “Plan”) for                shares of the Common Stock, $0.01 par value, of the Company reserved for issuance under the Plan, which option was granted to the Optionee pursuant to Section 7 of the Plan.

Section 1.  General Terms.  The Optionee acknowledges receipt of a copy of the Plan.  This Agreement and the option to which it relates are subject to the terms and conditions of the Plan, as it may be amended from time to time, all of which are incorporated herein by reference.

Section 2.  Option Price.  The option granted hereunder is exercisable at a price of $          for each share subject to this Agreement, which may be paid by any of the means provided in Section 6(e) of the Plan.

Section 3.  Option Period.  The option granted hereunder may be exercised until the close of business on            , 20   .

Section 4.  Vesting.  No portion of the option granted hereunder may be exercised prior to            , 20   .  Subject to the terms and conditions of the Plan, all of the shares under the option granted hereunder shall become exercisable on              , 20   .

Section 5.  Transferability.  The option granted hereunder may not be transferred by the Optionee except as expressly permitted by the terms of the Plan.

Section 6.  Termination of Option.  The Option shall not be exercisable unless the Optionee has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, in continuous service on the Board of Directors of the Company, except that:

(i)                                     If the Optionee, prior to the date set forth in Section 3 of this Agreement, dies, becomes permanently disabled or retires with the consent of the Board of Directors, he or she may exercise the Option in accordance with Section 6(f)(i) of the Plan; and

(ii)                                  If the Optionee, prior to the date set forth in Section 3 of this Agreement, ceases to serve on the Board of Directors for any other reason, he or she may exercise the Option in accordance with Section 6(f)(ii) of the Plan.

Executed and delivered on the date first written above.

ITT EDUCATIONAL SERVICES, INC.

By:

Title:	Senior Vice President, Human Resources

OPTIONEE:

[Print Name:		]